MANUFACTURING LICENSE AGREEMENT

     This AGREEMENT is made this Ist day of January, 1998, by and between Gerold Allen, 900 N.E. Edgewater: Cove, Claremore, Oklahoma, 74017 (hereinafter the "Licensor") and Toups Technology Licensing, Incorporated, a Florida Corporation located at 801 West Bay Drive, Suite 707, Largo, Florida, 34640 (hereinafter "TTL" or the "Licensee").

     WHEREAS the Licensor has made certain new and useful inventions including the AllenLift Pump (Allen Lift), a pumping device for oil wells, and desires to have the invention commercially used through the granting of a license to manufacture; and

     WHEREAS, the Licensee is a Florida corporation organized for the principal purpose of developing technologies similar to the Allen-Lift and now desires to acquire a license to manufacture the mechanical components, coordinate assembly and delivery for the Allen-Lift; and

     WHEREAS, the Licensor has previously granted a license to New Lift, Inc., an Oklahoma corporation, who has in turn granted one sub-license (hereinafter the "New Lift License").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

     1. The Licensor hereby licenses and empowers the Licensee to manufacture a pumping device for oil wells designed by Licensor in accordance with plans and specifications for said pump developed by Licensor, subject to the conditions hereinafter set forth at Licensee's facilities in the Pinellas Science Technology and Research Center in Tampa, Florida. Licensee shall not have the right to grant sublicenses of this Agreement. Nothing contained or construed to be contained in this Agreement shall constitute the grant by Licensor of any right by way of license or otherwise to Licensee to use any trademark or trade name of Licensor without the prior written consent of Licensor, which may be withheld by Licensor in his sole and absolute discretion .

     2. The Licensee shall make full and true returns to the Licensor under oath on the first days of January and July of each year of all Allen Lifts manufactured by Licensee pursuant to this Agreement during the preceding six months.

     3. Licensee shall pay to Licensor as a license fee (hereunder "License Fee") for each Allen Lift manufactured for delivery the sum of six percent (6~~) of the Net Sales Price (as such term is hereinafter defined) received by the Licensee which sale shall be deemed to occur on the date of invoice, shipment or delivery of Allen Lifts during the term of this Agreement. For purposes hereof, the term "Net Sales Price" shall mean the gross sales priced charged to a purchaser of an Allen Lift less (to the extent included and separately itemized in the gross sales price): (i) transportation, handling, insurance, taxes and other similar charges, and (ii) rebates and other allowances actually paid or allowed; provided, however, no deduction shall be made for commissions, costs of collection, bad debts, returns or similar items.

      4. The Licensee agrees to pay to the Licensor the License Fee according to the following schedule:

     a. An advance first year License Fee payment of Eighty-Thousand and No/100 Dollars ($80,000.00) payable in four equal installments of Twenty Thousand and No/100 Dollars ($20,000.00) each with the first payment being made upon the execution of this Agreement. The second payment shall be made upon the latter of: (i) the payment of the purchase price of the first three Allen Lifts manufactured pursuant to the agreement or (ii) three months from the date of this Agreement. In the event that the second payment is made pursuant to this paragraph 4 a., the third and fourth payments shall be made six months and nine months from January 1, 1998. Such advance License Fee payment will thereafter be applied toward any amounts due Licensor under paragraph 3 above.

     b. Thereafter, License Fee payments shall be made quarterly as computed for the periods ending March 31, June 30, September 31 and December 31 of each annual Period this Agreement remains in force. License Fee payments shall be computed as set forth in paragraph 3 of this Agreement.

     c. Licensee shall keep and maintain complete and accurate records and documentation concerning all sales or other dispositions of Allen Lifts and shall retain such records and documentation for not less than seven (7) years from the date of their creation.

     d. Licensor and his representatives and agents shall have the right during the term of this Agreement and for a period of one (1) year thereafter upon reasonable notice to Licensee to inspect during regular business hours the records and documentation required to be retained pursuant to this Agreement.

                                      (62)

     e. The costs of any inspection pursuant to this paragraph 4 shall be borne by Licensor, unless as a result of such inspection it is determined that the amounts payable by Licensee to Licensor for any period are in error by greater than five percent (5R), in which case the costs of such inspection shall be borne by Licensee. Licensor shall report the results of any such inspection to Licensee, and Licensee shall promptly thereafter pay to Licensor the amount of any underpayment, and the amount of any overpayment shall be credited by Licensor against future amounts payable by Licensee to Licensor. In addition, Licensee shall pay interest on the amount of such underpayment at ten percent (10~~) per annum.

     5. In the event that the Licensee fails to make returns or to make payment as hereinafter provided by thirty (30) days after the dates herein specified, the Licensor may, at his option, terminate this Agreement by giving notice in writing thereof to the Licensee by certified mail addressed to such Licensee at its address herein set forth.

     6. In the event that the Licensor terminates this Agreement as provided in this Agreement, Licensor shall thereafter have the right to enter into any agreement which he deems proper with any other person, firm or corporation for the licensing or assignment of the Allen Lift to any other person, firm or corporation for the manufacture of the Allen Lift and the Licensee shall thereafter have no right to manufacture the Allen Lift. Upon the termination of this Agreement for any reason, the Licensee shall promptly and without demand from Licensor, deliver to Licensor all plans, specifications, memorandum and documents of any kind or nature relating to the manufacture of the Allen Lift.

     7. The Licensee shall endeavor in every reasonable and proper way and to the best of its ability to further the manufacture of the Allen Lift in such manner as may seem necessary and shall be prepared to manufacture not less than one hundred (100) Allen Lifts in the first year of this Agreement and not less than three hundred (300) Allen Lifts in any subsequent year of this Agreement.

     8. Licensee shall mark all Allen Lifts which are made, sold or otherwise disposed of by Licensee under this Agreement in such manner as is required to protect or preserve Licensor's rights to the Allen Lift under applicable law and/or as is customary in the market and no Allen Lift shall be sold without such label or plate.

     9. Each party acknowledges that this Agreement may require the disclosure by one party to the other party of its confidential and proprietary information ("Confidential Information"). Each party shall regard and preserve Confidential Information as secret and confidential, and during the term of this Agreement and for a period of ten (10) years thereafter neither party shall publish or disclose any Confidential Information in any manner without the prior written consent of the other party. Each party shall use the same level of care to prevent the disclosure of the Confidential Information of the other party that it exercises in protecting its own Confidential Information and shall in any event take all reasonable precautions to prevent the disclosure of Confidential Information to any third party.

     10. Neither party shall without the prior written consent of the other party, disclose to any third party the existence of this Agreement or any of its provisions unless such disclosure is required under applicable law or in connection with legal enforcement of this Agreement.

     11. Neither party shall publish or arrange for the publication in any scientific, trade or other publication information concerning the Allen Lift without the prior written consent of the other party which consent may not be unreasonably withheld.

     12. Each party acknowledges that in the event of any breach or default or threatened breach or default by either party of paragraphs 9, 10 and 11 of this Agreement, the other party may be irreparably damaged and that it would be extremely difficult and impractical to measure such damage, so that the remedy of damages at law would be inadequate. Consequently, each party acknowledges and agrees that the other party, in addition to any other available rights or remedies, shall, without the necessity of posting any bond or similar security, be entitled to specific performance, injunctive relief and any other equitable remedy for the breach or default or threatened breach or default of said paragraphs 9, 10 and 11 of this Agreement, and each party waives any defense that a remedy at law or damages is adequate.

     13. Each party represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered by each party and that this Agreement is a binding obligation of each party, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally, and to general equitable principles.

     14. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY EXPRESS OR IMPLIED WARRANTY THAT THE USE OF THE ALLEN LIFT, OR THE IMPROVEMENTS OR THE MANUFACTURE, USE OR SALE OF ANY OF THE ALLEN LIFT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR OTHER RIGHT OF ANY THIRD PARTY), OF ANY KIND OR NATURE WHATSOEVER.

                                      (63)

     The Licensor has retained patent counsel to conduct a patent search and has received an opinion letter from patent counsel stating that the invention, as broadly described, would be patentable.

     15. Licensee shall indemnify, hold harmless and defend Licensor and his heirs, personal representatives, successors and assigns, from and against any and all claims, demands, lawsuits, actions, proceedings, liabilities, losses, damages, fees, costs and expenses (including without limitation attorneys' fees and costs of investigation and experts) resulting from or arising out of the manufacture, assembly or delivery of any of the Allen Lifts or the exercise by Licensee of any right granted hereunder, including without limitation any liabilities, losses or damages whatsoever with respect to death or injury to any individual or damage to any property arising from the possession, use or operation of the Allen Lift by Licensee or any third party in any manner whatsoever.

     16. Licensee shall maintain at all times during and after the term of this Agreement, comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers and having commercially reasonable limits giving due consideration to the nature and extent of such activities and the risks inherent therein to cover the activities of Licensee contemplated by this Agreement. Any such insurance shall have Licensor as an additional named insured party and shall provide for no cancellation or material alteration except upon at least thirty (30) days prior written notice to Licensor, Licensee shall timely provide Licensor with certificates of insurance evidencing such coverage.

     17. The Licensee agrees to act exclusively to manufacture the mechanical portions of the Allen Lift and shall not make any efforts to promote or exploit the sale of the equipment.

     18. This Agreement shall become effective on the date first above written and shall remain in effect until December 31, 2002, unless sooner terminated pursuant to the terms of this Agreement.

     19. This Agreement may be terminated by either party if the other party breaches any material provision hereof (including without limitation any provision requiring payment by Licensee to Licensor), provided that termination may only take place if (i) the claiming party has given the breaching party written notice specifying the respects in which the claiming party claims this Agreement has been breached and (ii) the breaching party fails to remedy such breach within thirty (30) days after receiving such notice.

     20. Upon the termination or expiration of the term of this Agreement, the license granted by Licensor to Licensee pursuant to paragraph 1 hereof shall terminate. Notwithstanding any termination or expiration of the term of this Agreement, Licensee shall be permitted for a period of not more than three (3) months to sell all Allen Lifts then in inventory and shall have the obligation to pay Licensor all amounts which have accrued or shall accrue by reason of the sale of such Allen Lifts. Licensee shall not be entitled to any refund of any amounts by reason of any termination or expiration of the term of this Agreement. Upon termination of this Agreement for any reason, the Licensee shall not engage in the manufacture of Allen Lifts or any derivative or copy thereof nor shall Licensee or any subsidiary of Licensee solicit any customers of Licensor or directly or indirectly induce any employee of Licensor to leave his employee for a period of five (5) years after the date of termination of this Agreement.

     21. The rights and obligations of Licensee shall not be assignable without the prior written consent of Licensor which consent may be granted or withheld by Licensor in his sole and absolute discretion.

     22. Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by telex, facsimile or telecopy mechanism provided that any notice so given is also mailed as provided herein, (iii) delivered by Federal Express or similar commercial delivery service or (iv) mailed by certified mail, postage prepaid, return receipt requested, to the party which such notice or communication is to be given at the address set forth on the first page of this Agreement or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted, (ii) if given by mail, seven (7) days after such communication is deposited in the mails and addressed as aforesaid, (ii) given by Federal Express or similar commercial delivery service three (3) business days after such communication is deposited with such service and addressed as aforesaid, and (iv) given by any other means, when actually delivered at such address.

     23. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Oklahoma.

     24. In any action between the parties seeking enforcement of any of the provisions of this Agreement, the prevailing party shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys' fees.

                                      (64)

     25. Neither this Agreement nor any provisions hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by both parties.

     26. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, covenants or other agreements except as stated or referred to herein.

     27. Each provision of this Agreement is intended to be severable from every other provision and the validity or legality of the remainder hereof shall remain valid and binding.

     28. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, administrators, executors, and successors, subject, however, to the restrictions on assignment set forth in this Agreement.

     29. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

LICENSOR



S/S GEROLD ALLEN
Gerold Allen


LICENSEE

TOUPS TECHNOLOGY LICENSING, INCORPORATED


By: S/S LEON H. TOUPS
       President



Attest:


S/S MARK CLANCY
Secretary (SEAL)
                                      (65)